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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                                SYNTELLECT INC.

                                       AT

                             US$0.72 NET PER SHARE

                                       BY

                           ARIZONA ACQUISITION CORP.,
                          A WHOLLY OWNED SUBSIDIARY OF

                            ENGHOUSE SYSTEMS LIMITED

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
        NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 11, 2002, UNLESS THE
                               OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     We have been appointed by Arizona Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Enghouse Systems Limited, an Ontario corporation ("Enghouse"), to act as Information Agent in connection with the Purchaser's offer to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Syntellect Inc., a Delaware corporation ("Syntellect"), at a price of US$0.72 per Share, net to the seller in cash, without interest thereon (the "Offer Price"). The Offer to Purchase dated November 13, 2002 (the "Offer to Purchase") and the related Letter of Transmittal enclosed herewith, together with any amendments or supplements to either of them, collectively constitute the "Offer" as used in this letter.

     Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to Computershare Trust Company of New York (the "Depositary") prior to the Expiration Date (as defined in the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in
Section 3 (Procedures for Accepting the Offer and Tendering Shares) of the Offer to Purchase.

     The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not properly withdrawn prior to the Expiration Date a number of Shares that, together with any outstanding Shares solely owned by Enghouse or any of its subsidiaries, constitutes a majority of the outstanding Shares (determined on a fully diluted basis). The Offer is also subject to other conditions described in Section 15 (Certain Conditions of the Offer) of the Offer to Purchase.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee:

          1.  Offer to Purchase dated November 13, 2002;

          2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares);

          3. Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates are not immediately available or if such Share Certificates and all other required documents cannot be delivered to the Depositary prior to the Expiration Date, or if the procedures for book-entry transfer cannot be completed on a timely basis;
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          4.  A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          5. The letter to stockholders of Syntellect from Anthony V. Carollo, Jr., the Chief Executive Officer of Syntellect, accompanied by Syntellect's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by Syntellect, which includes the recommendation of the Board of Directors of Syntellect that stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer;

          6. Guidelines for Request for Taxpayer Identification Number and Certification on Substitute Form W-9; and

          7.  A return envelope addressed to the Depositary.

     The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 5, 2002, among Enghouse, the Purchaser and Syntellect, pursuant to which, following the purchase by Purchaser of Shares in the Offer and the satisfaction or waiver of each of the conditions to the Offer set forth in the Merger Agreement, the Purchaser will be merged with and into Syntellect (the "Merger"), with Syntellect surviving the Merger as a wholly owned subsidiary of Enghouse. As a result of the Merger, each outstanding Share of Syntellect (other than Shares owned by Enghouse, the Purchaser, Syntellect or any of their respective subsidiaries, or by stockholders, if any, who properly exercise appraisal rights under Delaware law) will be converted into the right to receive the Offer Price in cash.

     The Board of Directors of Syntellect has, at a meeting held on November 5, 2002, unanimously (i) approved the Merger Agreement, (ii) approved the Offer and the Merger and certain other actions described in the Merger Agreement, (iii) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Syntellect and its stockholders and (iv) recommended that Syntellect's stockholders accept the Offer, tender their Shares pursuant to the Offer and approve the Merger Agreement (if required).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the Share Certificates or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 (Procedures for Accepting the Offer and Tendering Shares) of the Offer to Purchase, (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (3) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for Book-Entry Confirmations into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR DELAY IN MAKING SUCH PAYMENT.

     If holders of Shares wish to tender Shares to the Purchaser in the Offer, but it is impracticable for them to forward their Share Certificates or other required documents prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 (Procedures for Accepting the Offer and Tendering Shares) of the Offer to Purchase.

     The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.

     The Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.
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     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE
THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 11, 2002, UNLESS THE OFFER IS EXTENDED.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone number set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          MacKenzie Partners, Inc.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF ENGHOUSE, THE PURCHASER, SYNTELLECT, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.